EXHIBIT 99.1

Release    News Release    News Release    News Release    News

FOR IMMEDIATE RELEASE

AMERICAN EXPRESS ANNOUNCES 11 PERCENT DIVIDEND INCREASE
AND AUTHORIZATION TO REPURCHASE UP TO 150 MILLION SHARES

NEW YORK – March 26, 2012 – The board of directors of American Express Company today approved a $0.02 – or 11 percent – increase in the quarterly dividend on the company’s common stock. The dividend was raised to $0.20 a share, from $0.18, payable May 10, 2012 to shareholders of record on April 5, 2012.

Today’s decision marks the first increase since November 2007, when the dividend was increased to $0.18 from $0.15. American Express continued to pay its regular quarterly dividend without interruption throughout the recent recession.

The board also authorized the repurchase of up to 150 million common shares from time to time, in accordance with the company’s capital distribution plans approved by the Federal Reserve and subject to market conditions. This authorization replaces the prior 200 million share repurchase program that had approximately 38 million shares of common stock remaining under board authorization.

As previously announced on March 13, 2012, the company was informed that the Federal Reserve had no objections to the company’s capital distribution plan outlining the company’s plans to return capital to shareholders through share repurchases of up to $4 billion during 2012 and up to $1 billion in the first quarter of 2013, as well as the increase in the company’s quarterly dividend. The actual number of shares that will be repurchased will be based on the company’s business plans, financial performance and market conditions.

American Express is a global services company, providing customers with access to products, insights and experiences that enrich lives and build business success.  Learn more at americanexpress.com and connect with us on facebook.com/americanexpress, foursquare.com/americanexpress, linkedin.com/companies/american-express, twitter.com/americanexpress, and youtube.com/americanexpress.

Contact:	Marina Norville
212-640-2832
marina.h.norville@aexp.com